Exhibit 99.1
Press Release
For Immediate Release

Contact:	Christopher D. Myers
President and CEO
(909) 980-4030
CVB Financial Corp. Reports Increased Earnings for
First Quarter 2010
•	Net income of $16.1 million for the first quarter of 2010

•	Diluted earnings per common share $0.15

•	Deposits, including customer repos, grew $864.5 million over March 31, 2009

•	Allowance for credit losses 3.20% of total CBB non-covered loans & leases
Ontario, CA, April 21, 2010-CVB Financial Corp. (NASDAQ:CVBF) and its subsidiary, Citizens Business Bank (“the Company”), announced earnings for the first quarter of 2010.
CVB Financial Corp. reported net income of $16.1 million for the first quarter of 2010. This represents an increase of $2.9 million, or 22.42%, when compared with net income of $13.2 million for the first quarter of 2009. Diluted earnings per share were $0.15 for the first quarter of 2010. This was up $0.02, or 13.11%, from diluted earnings per share of $0.13 for the same period last year. First quarter operating results include a $12.2 million provision for credit losses and were impacted by the accounting treatment of credit-related transactions from the San Joaquin Bank (“SJB”) loan portfolio as discussed below.
Net income for the first quarter of 2010 produced a return on beginning equity of 10.24%, a return on average equity of 10.07% and a return on average assets of 0.96%. The efficiency ratio, excluding the provision for credit losses, was 50.50% for the quarter. Operating expenses as a percentage of average assets were 2.13%.
Interest income on loans for the first quarter of 2010 totaled $67.8 million, which includes a $13.4 million discount accretion on covered loans acquired from SJB. This amount represents the discount recognized from the sale of two loans and principal payments on other loans. It is recorded as a yield adjustment in interest income. Excluding the discount accretion, interest income on loans would have been $54.4 million for the first quarter of 2010. This represents an increase of $4.9 million when compared to interest income on loans of $49.5 million during the same period last year.

The yield adjustment to interest income of $13.4 million was partially offset by a $10.6 million reduction in the FDIC loss sharing asset. This amount appears as a reduction of other operating income. We also recognized an other-than-temporary impairment on a private-label mortgage-backed investment security during the first quarter of 2010. The credit-impairment loss of $685,000 was recognized as an offset to other operating income.
Net interest income before the provision for credit loss and excluding the $13.4 million discount accretion on SJB covered loans was $60.0 million. This is record quarterly net interest income for the Company. “We are pleased with our top-line performance,” said Chris Myers, President and CEO.
Net Interest Income and Net Interest Margin
Net interest income, before the provision for credit losses, totaled $73.3 million for the three months ending March 31, 2010. This represents an increase of $18.0 million, or 32.64%, compared to the same period in 2009. The increase resulted from an $11.6 million increase in interest income and a $6.4 million decrease in interest expense. The increase in interest income includes a $13.4 million yield adjustment to covered loans, partially offset by a decrease in interest income on investments due to a decrease in average investment balances of $397.2 million. The decrease in interest expense was primarily due to the decrease in average borrowed funds of $669.2 million.
Excluding the impact of the yield adjustment to covered loans, net interest margin (tax equivalent) increased from 3.74% for the first quarter of 2009 to 3.96% for the first quarter of 2010. Total average earning asset yields decreased from 5.26% for the first quarter of 2009 to 5.04% for the first quarter of 2010. The cost of funds decreased from 1.60% for the first quarter of 2009 to 1.13% for the first quarter of 2010.
“Our deleveraging strategy has positively impacted our net interest margin and reduced our sensitivity to a potential future rise in interest rates,” said Chris Myers.
Assets
The Company reported total assets of $6.79 billion at March 31, 2010. This represented an increase of $48.9 million, or 0.73%, over total assets of $6.74 billion at December 31, 2009. Earning assets totaling $6.07 billion decreased $117.5 million, or 1.90%, when compared with earning assets of $6.18 billion at December 31, 2009. The decrease in earnings assets was due to a decrease in our loan portfolio. Total loans and leases of $3.95 billion at March 31, 2010 decreased $129.4 million, or 3.17% compared to $4.08 billion at December 31, 2009.

Investment Securities
Investment securities totaled $2.08 billion at March 31, 2010. This represents a decrease of $34.9 million, or 1.65%, when compared with $2.11 billion in investment securities at December 31, 2009.
Our investment portfolio continues to perform well. As of March 31, 2010 we had a net unrealized gain of $33.1 million. We have no preferred stock and no trust preferred securities. Virtually all of our mortgage-backed securities are issued by Freddie Mac or Fannie Mae, which have the guarantee of the U.S. Government. Except for the held-to-maturity bond discussed earlier in this press release, the remaining private-label mortgage-backed issues of approximately $27.0 million are performing well. Our municipal securities, totaling $656.0 million, are located throughout the United States, with approximately $41.2 million, or 6.3%, located within the state of California. All municipal bond securities are performing.
Deposits & Customer Repurchases
Total deposits and customer repos were $5.05 billion at March 31, 2010. This represents an increase of $130.0 million, or 2.64%, when compared with total deposits and customer repos of $4.92 billion at December 31, 2009. Our cost of total deposits was 0.48% for the three months ending March 31, 2010, compared to our cost of total deposits of 0.74% for the same period last year.
Borrowings
At March 31, 2010, we had $907.4 million in borrowings. This represents a decrease of $98.1 million, or 9.76%, from borrowings of $1.01 billion at December 31, 2009 and a decrease of $506.8 million, or 35.84%, from borrowings of $1.41 billion at March 31, 2009. As a result of the increase in deposits and customer repurchases, we continue to reduce our reliance on borrowed funds.
Asset Quality
We have separated the discussion of asset quality into two sections: non-covered loans and covered loans. The non-covered loans represent the legacy Citizens Business Bank loans and exclude all loans acquired in the SJB acquisition. The SJB loans are “covered” loans as defined in the loss sharing agreement with the FDIC. These loans have been marked to fair value and also have a guarantee by the FDIC. The allowance for credit losses as of March 31, 2010 pertains only to those loans made by Citizens Business Bank and not those acquired through the San Joaquin Bank transaction.
Citizens Business Bank Asset Quality (non-covered loans)
The allowance for credit losses increased from $108.9 million as of December 31, 2009 to $112.3 million as of March 31, 2010. The increase was primarily due to a provision for credit losses of $12.2 million during the first quarter of 2010, offset by net loan charge-offs of $8.8 million. By comparison, for the first quarter of 2009, the Company had net charge-offs of $10.2 million and a $22.0 million provision for credit losses. The allowance for credit losses was 3.20% and 1.80% of total loans and leases outstanding as of March 31, 2010 and 2009, respectively.

We had $76.8 million in non-performing loans at March 31, 2010, or 2.19% of total loans. This compares to non-performing loans of $69.8 million at December 31, 2009. The non-performing loans consist of $2.9 million in residential construction and land loans, $31.2 million in commercial construction loans, $13.7 million in single-family mortgage loans, $22.0 million in commercial real estate loans, $6.9 million in commercial loans and $123,000 in consumer loans.
At March 31, 2010, we had $15.2 million in Other Real Estate Owned (“OREO”). This represents an increase of $11.3 million from OREO of $3.9 million at December 31, 2009. At December 31, 2009, we had two OREO properties. During the first quarter of 2010, we added three properties for a total of $12.5 million to OREO. We sold two properties with an OREO value of $1.2 million for cash proceeds of $1.4 million. We now have three OREO properties.
At March 31, 2010, we had loans delinquent 30 to 89 days of $9.8 million. This compares to delinquent loans of $10.5 million at December 31, 2009. As a percentage of total loans, delinquencies, excluding non-accruals, were 0.28% at March 31, 2010 and 0.29% at December 31, 2009.
San Joaquin Bank Asset Quality (covered loans)
At March 31, 2010 we had $602.4 million in gross loans from SJB with a carrying value of $438.5 million. Of the gross loans, we have $161.6 million in non-accrual and $24.9 million in loans delinquent 30 to 89 days. Non-accrual loans represent 26.82% of gross loans and delinquent loans represent 4.14%. We have taken four properties into OREO totaling $10.0 million.
CitizensTrust
CitizensTrust has approximately $2.0 billion in assets under administration, including $1.0 billion in assets under management, as of March 31, 2010. This compares with $1.9 billion in assets under administration, including $1.0 billion in assets under management, at December 31, 2009. CitizensTrust provides trust, investment and brokerage related services, as well as financial, estate and business succession planning.
Corporate Overview
CVB Financial Corp. is the holding company for Citizens Business Bank, a financial services company based in Ontario, California. Citizens Business Bank serves 42 cities with 44 business financial centers and 6 commercial banking centers in the Inland Empire, Los Angeles County, Orange County and the Central Valley areas of California.
Shares of CVB Financial Corp. common stock are listed on the NASDAQ under the ticker symbol of CVBF. For investor information on CVB Financial Corp., visit our Citizens Business Bank website at www.cbbank.com and click on the CVB Investor tab.

Safe Harbor
Certain matters set forth herein (including the exhibits hereto) constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including forward-looking statements relating to the Company’s current business plan and expectations regarding future operating results. These forward-looking statements are subject to risks and uncertainties that could cause actual results, performance or achievements to differ materially from those projected. These risks and uncertainties include, but are not limited to, local, regional, national and international economic conditions and events and the impact they may have on us and our customers; ability to attract deposits and other sources of liquidity; oversupply of inventory and continued deterioration in values of California real estate, both residential and commercial; a prolonged slowdown in construction activity; changes in the financial performance and/or condition of our borrowers; changes in the level of non-performing assets and charge-offs; ability to repurchase our securities issued to the U.S. Treasury pursuant to its Capital Purchase Program; the effect of changes in laws and regulations (including laws and regulations concerning taxes, banking, securities, executive compensation and insurance) with which we and our subsidiaries must comply; changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements; inflation, interest rate, securities market and monetary fluctuations; political instability; acts of war or terrorism, or natural disasters, such as earthquakes, or the effects of pandemic flu; the timely development and acceptance of new banking products and services and perceived overall value of these products and services by users; changes in consumer spending, borrowing and savings habits; technological changes; the ability to increase market share and control expenses; changes in the competitive environment among financial and bank holding companies and other financial service providers; continued volatility in the credit and equity markets and its effect on the general economy; the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters; changes in our organization, management, compensation and benefit plans; the costs and effects of legal and regulatory developments including the resolution of legal proceedings or regulatory or other governmental inquiries and the results of regulatory examinations or reviews; our success at managing the risks involved in the foregoing items and other factors set forth in the Company’s public reports including its Annual Report on Form 10-K for the year ended December 31, 2009, and particularly the discussion of risk factors within that document. The Company does not undertake, and specifically disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements except as required by law.
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CVB FINANCIAL CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(unaudited)
dollars in thousands

	March 31,		December 31,
	2010	2009	2009
Assets:
Cash and due from banks	$281,275	$101,214	$103,254

Investment Securities available-for-sale	2,073,975	2,319,051	2,108,463
Investment Securities held-to-maturity	3,472	6,607	3,838
Federal funds sold and Interest-bearing balances due from depository institutions	50,193	285	1,226
Investment in stock of Federal Home Loan Bank (FHLB)	97,582	93,240	97,582

Loans held-for-sale	2,621	—	1,439
Loans and lease finance receivables	3,949,650	3,658,859	4,079,013
Less allowance for credit losses	(112,321)	(65,755)	(108,924)

Net loans and lease finance receivables	3,837,329	3,593,104	3,970,089

Total earning assets	6,065,172	6,012,287	6,182,637
Premises and equipment, net	41,519	44,015	41,444
Intangibles	11,811	10,231	12,761
Goodwill	55,097	55,097	55,097
Cash value of life insurance	110,331	107,134	109,480
FDIC loss sharing asset	119,108	—	133,258
Other assets	104,339	86,111	101,838

TOTAL	$6,788,652	$6,416,089	$6,739,769

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Demand Deposits (noninterest-bearing)	$1,598,022	$1,396,087	$1,561,981
Investment Checking	473,287	324,187	469,413
Savings/MMDA	1,223,217	910,571	1,213,002
Time Deposits	1,224,073	1,154,420	1,194,258

Total Deposits	4,518,599	3,785,265	4,438,654

Demand Note to U.S. Treasury	4,232	5,737	2,425
Customer Repurchase Agreements	535,214	404,016	485,132
Repurchase Agreements	250,000	250,000	250,000
Borrowings	653,186	1,158,500	753,118
Junior Subordinated Debentures	115,055	115,055	115,055
Other liabilities	59,601	71,155	57,157

Total Liabilities	6,135,887	5,789,728	6,101,541
Stockholders’ equity:
Stockholders’ equity	619,641	591,355	611,838
Accumulated other comprehensive income (loss), net of tax	33,124	35,006	26,390

	652,765	626,361	638,228

TOTAL	$6,788,652	$6,416,089	$6,739,769

CVB FINANCIAL CORP. AND SUBSIDIARIES
CONSOLIDATED AVERAGE BALANCE SHEET
(unaudited)
dollars in thousands

	Three months ended March 31,
	2010	2009
Assets:
Cash and due from banks	$264,268	$95,339
Investment securities available-for-sale	2,084,660	2,496,590
Investment securities held-to-maturity	3,658	6,692
Federal funds sold and Interest-bearing balances due from depository institutions	13,749	285
Investment in stock of Federal Home Loan Bank (FHLB)	97,582	93,240

Loans held-for-sale	2,143	—
Loans and lease finance receivables	4,011,896	3,680,258
Less allowance for credit losses	(114,536)	(60,323)

Net loans and lease finance receivables	3,897,360	3,619,935

Total earning assets	6,099,152	6,216,742
Premises and equipment, net	41,431	44,542
Intangibles	12,237	10,519
Goodwill	55,097	55,097
Cash value of life insurance	109,780	106,708
FDIC loss sharing asset	133,141	—
Other assets	122,621	81,741

TOTAL	$6,837,727	$6,610,688

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing	$1,574,633	$1,342,229
Interest-bearing	2,905,302	2,260,850

Total Deposits	4,479,935	3,603,079

Other borrowings	1,540,496	2,209,679
Junior Subordinated Debentures	115,055	115,055
Other liabilities	53,150	59,156

Total Liabilities	6,188,636	5,986,969
Stockholders’ equity:
Stockholders’ equity	622,627	594,919
Accumulated other comprehensive income (loss), net of tax	26,464	28,800

	649,091	623,719

TOTAL	$6,837,727	$6,610,688

CVB FINANCIAL CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited)
dollar amounts in thousands, except per share

	For the Three Months
	Ended March 31,
	2010	2009
Interest Income:
Loans held-for-sale	$18	$—
Loans and leases, including fees	67,750	49,526
Investment securities:
Taxable	16,084	22,436
Tax-advantaged	6,532	6,996

Total investment income	22,616	29,432
Dividends from FHLB Stock	66	—
Federal funds sold & Interest-bearing CDs with other institutions	102	4

Total interest income	90,552	78,962
Interest Expense:
Deposits	5,288	6,590
Borrowings and junior subordinated debentures	11,925	17,080

Total interest expense	17,213	23,670

Net interest income before provision for credit losses	73,339	55,292
Provision for credit losses	12,200	22,000

Net interest income after provision for credit losses	61,139	33,292
Other Operating Income:
Impairment loss on investment securities	(98)	—
Plus: Portion of loss reclassified from other comprehensive income	(587)	—

Net impairment loss on investment securities recognized in earnings	(685)	—
Service charges on deposit accounts	4,264	3,717
Trust and investment services	2,118	1,661
Gain on sale of investment securities	—	8,929
Reduction in FDIC loss sharing asset	(10,583)	—
Other	2,675	2,050

Total other operating income (expense)	(2,211)	16,357
Other operating expenses:
Salaries and employee benefits	18,073	15,819
Occupancy	3,133	2,851
Equipment	1,919	1,597
Professional services	2,807	1,695
Amortization of intangible assets	950	789
Provision for unfunded commitments	950	900
OREO Expense	13	1,031
Other	8,077	6,715

Total other operating expenses	35,922	31,397

Earnings before income taxes	23,006	18,252
Income taxes	6,887	5,084

Net earnings	$16,119	$13,168

Basic earnings per common share	$0.15	$0.13

Diluted earnings per common share	$0.15	$0.13

Cash dividends per common share	$0.085	$0.085

CVB FINANCIAL CORP. AND SUBSIDIARIES
SELECTED FINANCIAL HIGHLIGHTS
(unaudited)

	Three months ended March 31,
	2010	2009

Interest income — (Tax-Effected) (te)	$93,236	$81,808
Interest Expense	17,213	23,670

Net Interest income — (te)	$76,023	$58,138

Return on average assets	0.96%	0.81%
Return on average equity	10.07%	8.56%
Efficiency ratio	60.96%	63.24%
Net interest margin (te) excluding discount	3.96%	3.74%

Weighted average shares outstanding
Basic	105,928,593	83,174,373
Diluted	106,121,135	83,303,201
Dividends declared	$9,035	$7,083
Dividend payout ratio	56.05%	53.79%

Number of shares outstanding-EOP	106,293,270	83,326,511
Book value per share	$6.14	$6.04

	March 31,
(Non-covered loans)	2010	2009
Non-performing Assets (dollar amount in thousands):
Non-accrual loans	$76,840	$48,037
Loans past due 90 days or more and still accruing interest	—	—
Other real estate owned (OREO), net	15,178	8,666

Total non-performing assets	$92,018	$56,703

Percentage of non-performing assets to total loans outstanding and OREO	2.61%	1.55%

Percentage of non-performing assets to total assets	1.36%	0.88%

Allowance for loan losses to non-performing assets	122.06%	115.96%

Net Charge-off to Average loans	0.25%	0.28%

Allowance for Credit Losses:
Beginning Balance	$108,924	$53,960
Total Loans Charged-Off	(8,931)	(10,304)
Total Loans Recovered	128	99

Net Loans Charged-off	(8,803)	(10,205)
Provision Charged to Operating Expense	12,200	22,000

Allowance for Credit Losses at End of period	$112,321	$65,755

CVB FINANCIAL CORP. AND SUBSIDIARIES
SELECTED FINANCIAL HIGHLIGHTS
(in thousands, except per share data)
(unaudited)
Quarterly Common Stock Price

	2010		2009		2008
Quarter End	High	Low	High	Low	High	Low
March 31,	$10.89	$8.44	$12.11	$5.31	$11.45	$8.40
June 30,			$7.77	$5.69	$12.62	$9.18
September 30,			$8.70	$4.90	$20.00	$7.12
December 31,			$9.00	$6.93	$14.75	$8.58
Quarterly Consolidated Statements of Earnings

	1Q	4Q	3Q	2Q	1Q
	2010	2009	2009	2009	2009
Interest income
Loans, including fees	$67,768	$56,222	$50,561	$49,771	$49,526
Investment securities and federal funds sold	22,784	23,881	25,358	26,004	29,436

	90,552	80,103	75,919	75,775	78,962
Interest expense
Deposits	5,288	5,993	5,934	6,439	6,590
Other borrowings	11,925	16,039	15,179	15,241	17,080

	17,213	22,032	21,113	21,680	23,670
Net interest income before provision for credit losses	73,339	58,071	54,806	54,095	55,292
Provision for credit losses	12,200	25,500	13,000	20,000	22,000

Net interest income after provision for credit losses	61,139	32,571	41,806	34,095	33,292

Non-interest income	(2,211)	29,903	15,102	19,709	16,357
Non-interest expenses	35,922	39,365	29,845	32,979	31,397

Earnings before income taxes	23,006	23,109	27,063	20,825	18,252
Income taxes	6,887	6,041	7,741	4,964	5,084

Net earnings	$16,119	$17,068	$19,322	$15,861	$13,168

Basic earning per common share	$0.15	$0.16	$0.10	$0.17	$0.13
Diluted earnings per common share	$0.15	$0.16	$0.10	$0.17	$0.13

Cash dividends per common share	$0.085	$0.085	$0.085	$0.085	$0.085

Dividends Declared	$9,035	$9,054	$9,012	$7,079	$7,083

CVB FINANCIAL CORP. AND SUBSIDIARIES
SELECTED FINANCIAL HIGHLIGHTS
(in thousands)
(unaudited)
Distribution of Loan Portfolio

	3/31/2010	12/31/2009	9/30/2009	6/30/2009	3/31/2009

Commercial and Industrial	$471,071	$475,517	$385,274	$372,162	$355,591
Real Estate:
Construction	351,567	401,509	295,315	303,629	333,234
Commercial Real Estate	2,318,905	2,346,784	1,959,725	1,964,258	1,965,531
SFR Mortgage	261,676	283,053	290,831	306,225	328,145
Consumer	74,308	78,759	67,317	67,947	69,708
Municipal lease finance receivables	156,392	160,565	162,962	165,527	169,230
Auto and equipment leases	27,546	30,337	34,072	37,242	41,708
Dairy and Livestock	458,057	493,451	411,574	405,427	404,090

Gross Loans	4,119,522	4,269,975	3,607,070	3,622,417	3,667,237
Less:
Purchase Accounting Discount	(163,842)	(184,419)
Deferred net loan fees	(6,030)	(6,543)	(6,983)	(7,661)	(8,378)
Allowance for credit losses	(112,321)	(108,924)	(87,316)	(74,755)	(65,755)

Net Loans	$3,837,329	$3,970,089	$3,512,771	$3,540,001	$3,593,104

CVB FINANCIAL CORP. AND SUBSIDIARIES
SELECTED FINANCIAL HIGHLIGHTS
(in thousands)
(unaudited)
Non-Performing Assets & Delinquency Trends
(Non-Covered Loans)

	March 31,	December 31,	September 30,	June 30,	March 31,
	2010	2009	2009	2009	2009
Non-Performing Loans
Residential Construction and Land	$2,855	$13,843	$15,729	$17,348	$20,943
Commercial Construction	31,216	23,832	19,636	21,270	22,102
Residential Mortgage	13,726	11,787	8,102	4,632	2,203
Commercial Real Estate	22,041	17,129	13,522	7,041	1,661
Commercial and Industrial	6,879	3,173	1,045	859	792
Consumer	123	15	100	115	336

Total	$76,840	$69,779	$58,134	$51,265	$48,037

% of Total Loans	2.19%	1.93%	1.61%	1.42%	1.31%

Past Due 30-89 Days
Residential Construction and Land	$—	$—	$—	$—	$—
Commercial Construction	—	—	—	—	—
Residential Mortgage	3,746	4,921	1,510	2,069	3,814
Commercial Real Estate	3,286	2,407	190	1,074	8,341
Commercial and Industrial	2,714	2,973	5,094	590	1,720
Dairy & Livestock	—	—	—	3,551	—
Consumer	28	239	87	8	62

Total	$9,774	$10,540	$6,881	$7,292	$13,937

% of Total Loans	0.28%	0.29%	0.19%	0.20%	0.38%

OREO
Residential Construction and Land	$11,113	$—	$1,137	$1,789	$2,416
Commercial Construction	—	—	—	—	—
Commercial Real Estate	3,746	3,936	—	1,187	4,612
Commercial and Industrial	—	—	—	893	893
Residential Mortgage	319	—	—	—	745
Consumer	—	—	—	166	—

Total	$15,178	$3,936	$1,137	$4,035	$8,666

Total Non-Performing, Past Due & OREO	$101,792	$84,255	$66,152	$62,592	$70,640

% of Total Loans	2.90%	2.33%	1.84%	1.73%	1.93%

Net interest income and net interest margin reconciliations (Non-GAAP)
We use certain non-GAAP financial measures to provide supplemental information regarding our performance. The first quarter of 2010 net interest income and net interest margin include a yield adjustment of $13.4 million from discount accretion on covered loans. We believe that presenting the net interest income and net interest margin excluding the yield adjustment provides additional clarity to the users of financial statements regarding core net interest income and net interest margin.

	Quarter-to-date March 31, 2010
	(amounts in thousands)
	Average Volume	Interest	Yield
Total interest-earning assets	$6,213,688	$90,552	6.06%
Less:
Yield adjustment to interest income from discount accretion	188,812	13,378

Total interest-earning assets, excluding SJB loan discount and yield adjustment	$6,402,500	$77,174	5.04%

Net interest income and net interest margin		$73,339	4.95%
Less:
Yield adjustment to interset income from discount accretion		13,378

Net interest income and net interest margin, excluding yield adjustment		$59,961	3.96%